UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2023 (May 4, 2023)

Bowlero Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40142	98-1632024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7313 Bell Creek Road Mechanicsville, Virginia	23111
(Address of principal executive offices)	(Zip Code)

(804) 417-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	BOWL	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Robert Lavan as Chief Financial Officer

On May 4, 2023, the Board of Directors of Bowlero Corp. (the “Company”) appointed Robert Lavan, 40, to serve as Chief Financial Officer (“CFO”) of the Company, effective as of the day immediately following the date on which the Company files with the Securities and Exchange Commission (the “SEC”) its quarterly report on Form 10-Q for the fiscal quarter ended April 2, 2023 (the “Quarterly Report”). The Company expects to file the Quarterly Report on or about May 17, 2023.

Mr. Lavan has been Chief Financial Officer and an executive of the finance team of NYSE-listed Bally’s Corporation (NYSE:BALY) since May 2021. Prior to joining Bally's, Mr. Lavan was Chief Financial Officer of NYSE listed Turning Point Brands (NYSE:TPB). Before Turning Point Brands, he was Chief Financial Officer of General Wireless Operations and held various analyst and portfolio manager roles on Wall Street. Mr. Lavan has a B.S. in Engineering from the University of Pennsylvania.

Mr. Lavan has no familial relationships with any executive officer or director of the Company. There have been no transactions in which the Company has participated and in which Mr. Lavan had a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Employment and Option Agreements with Robert Lavan

On May 5, 2023, the Company entered into an employment agreement with Mr. Lavan. The agreement provides that for a transition period beginning on May 11, 2023 and ending on the date on which the Company files with the SEC its Quarterly Report, Mr. Lavan will serve the Company as Chief Financial Officer Designate. Beginning on the day immediately following the last day of the transition period, Mr. Lavan will serve the Company as its Chief Financial Officer. The term of the agreement will expire on May 11, 2025, unless earlier terminated by either party.

The employment agreement provides for an initial annual base salary of $625,000 and a target annual bonus equal to 75% of base salary. The agreement also provides that, on his employment start date, the Company will grant Mr. Lavan a nonqualified stock option pursuant to the Company’s 2021 Omnibus Incentive Plan and an option award agreement. The number of shares of Class A common stock subject to the option will equal the number of shares, as determined by the Company on the grant date, that would result in the option having an aggregate intrinsic value of $2,000,000 on May 11, 2025, assuming that the fair market value of a share on that date is $22.00. The exercise price of the option will equal the fair market value of a share on the grant date plus (a) $2.00 with respect to one-third of the option, (b) $4.00 with respect to one-third of the option and (c) $6.50 with respect to one-third of the option. The option will vest and become exercisable in one-half installments on each of the first and second anniversaries of the grant date, subject to continued employment through each vesting date (except as described below).

Pursuant to the employment agreement, on termination of Mr. Lavan’s employment by the Company without “cause” or by him for “good reason” (as such terms are defined in the agreement), Mr. Lavan will be entitled to termination benefits in the form of continued payment of base salary and payment or reimbursement of premiums for continued health plan coverage for 12 months. If the termination occurs within 24 months after a “change in control” (as defined in the 2021 Omnibus Incentive Plan), the 12 months of base salary will instead be paid in a lump sum, and pursuant to the option agreement, the option will become fully vested and exercisable. The termination benefits under the employment agreement are subject to Mr. Lavan’s execution of a release of claims and his compliance with certain restrictive covenants in the agreement and in the confidential information and work product assignment agreement that he is required to sign as a condition to his employment.

The foregoing summary of the material terms of the employment and option agreements is subject to the full and complete terms of the agreements, which the Company expects to file as exhibits to its periodic report covering the effective date of Mr. Lavan’s employment.

Brett Parker Maintains Roles as President and Vice Chairman

Following the appointment of Mr. Lavan, Mr. Parker will maintain his roles as President and Vice Chairman of the Board of Directors. Mr. Parker resigned from his position as CFO on May 4, 2023, effective as of the day immediately following the date on which the Company files with the SEC its Quarterly Report.

Item 8.01	Other Events.

On May 9, 2023, the Company issued a press release announcing the appointment of Mr. Lavan as CFO. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release, dated May 9, 2023.
104	Cover Page Interactive Data File (embedded within Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWLERO CORP.

Date: May 9, 2023	By:	/s/ Brett I. Parker
		Name:	Brett I. Parker
		Title:	President and Chief Financial Officer

[Signature Page to Form 8-K]